EXHIBIT 99.6

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.
Interest Rate Risk
We have exposure to changes in interest rates on our indebtedness associated with the revolving credit facility. The credit markets have recently experienced historical lows in interest rates. As the overall economy strengthens, it is possible that monetary policy will tighten further, resulting in higher interest rates to counter possible inflation. Interest rates on floating rate credit facilities and future debt offerings could be higher than current levels, causing our financing costs to increase accordingly.
A hypothetical 1.0% increase (decrease) in interest rates would have increased (decreased) our interest expense by approximately $2.5 million for the year ended December 31, 2013.
Commodity Price Risk
We currently generate a substantial majority of our revenues pursuant to long-term, primarily fee-based gas gathering agreements, many of which include MVCs and areas of mutual interest. Our direct commodity price exposure relates to (i) our sale of physical natural gas we retain from our DFW Midstream customers, (ii) our procurement of electricity to operate our electric-drive compression assets on the DFW Midstream system, (iii) the sale of condensate volumes that we retain on the Grand River system and (iv) the sale of processed natural gas and natural gas liquids pursuant to our processing contracts with certain of our customers on the Bison Midstream and Grand River systems. Our gas gathering agreements with our DFW Midstream customers permit us to retain a certain quantity of natural gas that we sell to offset the power costs we incur to operate our electric-drive compression assets. Our gas gathering agreements with our Grand River customers permit us to retain condensate volumes from the Grand River system gathering lines. We manage our direct exposure to natural gas and power prices through the use of forward power purchase contracts with wholesale power providers that require us to purchase a fixed quantity of power at a fixed heat rate based on prevailing natural gas prices on the Waha Hub Index. Because we also sell our retainage gas at prices that are based on the Waha Hub Index, we have effectively fixed the relationship between our compression electricity expense and natural gas sales. We do not enter into risk management contracts for speculative purposes.

EX 99.6-1